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Exhibit 99(d)(1)

        AGREEMENT AND PLAN OF MERGER

Dated as of March 15, 2002

Among

MSC.SOFTWARE CORPORATION,

MSC ACQUISITION II CORP.

And

MECHANICAL DYNAMICS, INC.

i

ii

        AGREEMENT AND PLAN OF MERGER dated as of March 15, 2002 (this "Agreement"), among MSC.Software Corporation, a Delaware corporation ("Parent"), MSC Acquisition II Corp., a Delaware corporation ("Sub") and a direct wholly owned subsidiary of Parent, and Mechanical Dynamics, Inc., a Michigan corporation (the "Company").

        WHEREAS, the Board of Directors of each of Parent, Sub and the Company has determined that a business combination between Parent and the Company is fair to their respective stockholders and is in the best interests of such stockholders;

        WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved a merger of Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth herein (the "Merger");

        WHEREAS, concurrently with the execution of this Agreement, the Company has granted to Sub an option (the "Parent Option") to acquire shares of the Company's Common Stock, no par value (the "Company Common Stock");

        WHEREAS, concurrently with the execution of this Agreement, each of the individuals identified on Exhibit B-1 hereto (the "Identified Shareholders") has duly executed and delivered to Parent a Voting Agreement pursuant to which, among other things, each of the Identified Shareholders has granted to Parent an irrevocable proxy and has agreed to vote all the shares of the Company Common Stock owned by the Identified Shareholders in favor of the Merger, on the terms set forth in Exhibit B-2 hereto (the "Shareholders Agreement"); and

        WHEREAS, the Company has specifically requested that Parent and Sub enter into this Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Offer and Merger

        SECTION 1.01    The Offer.

        (a)  Subject to the conditions of this Agreement, as promptly as reasonably practicable after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act")), an offer (the "Offer") for all the outstanding shares of common stock, no par value, of the Company (the "Company Common Stock") at a price per share of the Company Common Stock of $18.85, net to each seller in cash (the "Offer Price"). The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver by Sub of the conditions set forth in Exhibit A. Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Tender Condition (as defined in Exhibit A), (iv) add to the conditions set forth in Exhibit A, modify any condition set forth in Exhibit A or amend any term of the Offer set forth in this Agreement, in each case, in any manner adverse to the holders of the Company Common Stock or (v) change the form of consideration payable in the Offer (other than by adding consideration). Notwithstanding the foregoing, Sub (i) shall extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in Exhibit A (other than the Minimum Tender Condition or condition (d), (e) or (h)) to Sub's obligation to purchase shares of the Company Common Stock are not satisfied or waived, until such time as such conditions are satisfied or waived but in no event later than September 30, 2002, and (ii) may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. In addition, if, at the scheduled or extended expiration date of the Offer, all the conditions to the Offer have been satisfied or waived but the Company Common Stock tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the outstanding Company Common Stock, without the consent of the Company, Sub shall (subject to applicable law) have the right to provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act), for up to 20 business days after Sub's acceptance for payment of the shares of Company Common Stock then tendered and not withdrawn pursuant to the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer or (in the case of shares tendered during any subsequent offering period) as soon as practicable following the valid tender thereof.

        (b)  On the date the Offer is commenced, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and Sub shall provide the Company and its counsel with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

        (c)  Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of the Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

        SECTION 1.02    Company Actions.

        (a)  The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions").

        (b)  Promptly after the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, including an Information Statement (as defined in Section 3.05(b)) (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9"), and shall mail the Schedule 14D-9 (including the Information Statement) to the holders of the Company Common Stock. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 (including the Information Statement) if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 (including the Information Statement) and to cause the Schedule 14D-9 (including the Information Statement) as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive after the date of this Agreement from the SEC or its staff with respect to the Schedule 14D-9 or the Information Statement promptly after the receipt of such comments.

        (c)  In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of the Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders.

        SECTION 1.03    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

        SECTION 1.04    Closing.    The closing (the "Closing") of the Merger shall take place at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California at 7:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by applicable Law (as defined in Section 3.05), waiver by all parties) of the conditions set forth in Section 7.01, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.05    Effective Time.    Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Department of Consumer and Industry Services of the State of Michigan and the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in each such case, "Articles of Merger") executed in accordance with the relevant provisions of the MBCA and the DGCL, as the case may be, and shall make all other filings or recordings required under the MBCA and the DGCL. The Merger shall become effective at such time as the applicable Articles of Merger are duly filed with the Department of Consumer and Industry Services of the State of Michigan and the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.06    Effects.    The Merger shall have the effects set forth in the MBCA and the DGCL.

        SECTION 1.07    Articles of Incorporation and By-laws.

        (a)  The Articles of Incorporation of the Company at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)  The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.08    Directors.    The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.09    Officers.    The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        SECTION 2.01    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Sub:

        (a)    Capital Stock of Sub.    Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

        (b)    Cancellation of the Company-Owned Stock and Parent-Owned Stock.    Each share of Company Common Stock that is held by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

        (c)    Conversion of the Company Common Stock.    Subject to Section 2.01(b), each issued and outstanding share of the Company Common Stock shall be converted into the right to receive the Offer Price in cash. The cash payable upon the conversion of shares of the Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

        SECTION 2.02    Exchange of Certificates.

        (a)    Paying Agent.    Parent shall promptly appoint a financial or other institution reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing the Company Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of the Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

        (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of the Company Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02.

        (c)    No Further Ownership Rights in the Company Common Stock.    The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of the Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of the Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holder of the Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

        (e)    No Liability.    None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (f)    Investment of Exchange Fund.    The Paying Agent shall invest the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any interest and other income resulting from such investments shall be paid to Parent.

        (g)    Withholding Rights.    Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.09), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Surviving Corporation and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was paid by Parent or the Surviving Corporation.

        SECTION 2.03    Stock Options.

        (a)  At the Effective Time, each outstanding option or warrant to purchase shares of the Company Common Stock (a "Stock Option" or, collectively, the "Stock Options") issued pursuant to (i) the Company's 1996 Stock Incentive Plan for Key Employees or Non-Employee Director Stock Option Plan (the "Option Plans"); or (ii) any other plan or instrument, whether vested or unvested, shall be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) payable by Parent at the Effective Time equal to the Cash-Out Price (as defined below). The "Cash-Out Price" will be paid only if the exercise price per share of the Company Common Stock of the Stock Option is less than the Merger Consideration and will be equal to the product of (i) the number of shares of the Company Common Stock subject to any Stock Option vested immediately prior to the Effective Time (including any Stock Option which becomes vested on or prior to the Effective Time in accordance with the terms of an automatic acceleration provision in existence as of the date hereof and disclosed to Parent hereunder), multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of the Company Common Stock of such Stock Option.

        (b)  Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take all actions (including, if appropriate, amending the terms of the Option Plans or the Stock Options) and obtain such consents as are necessary to give effect to the transactions contemplated by Section 2.03(a).

ARTICLE III

Representations and Warranties of the Company

        The Company represents and warrants to Parent and Sub as follows:

        SECTION 3.01    Organization, Standing and Power.    Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except for failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to so qualify or be licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. As used in this Agreement, the phrase "Company Material Adverse Effect" means a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of the Company and Company Subsidiaries, considered as a whole, or (ii) the ability of the Company to consummate the Transactions or to perform its material obligations under this Agreement; provided, however, that none of the following shall constitute a Company Material Adverse Effect: (a) changes, events or occurrences arising from or relating to the United States securities markets which are not specific to the Company; (b) any adverse changes, events, developments or effects arising from or relating to general business, political or economic conditions, or business conditions in the industries in which the Company and the Company Subsidiaries operate, in each case which are not specific to the Company or any Company Subsidiary; (c) any failure of the Company and Company Subsidiaries, considered as a whole, to meet internal forecasts provided by the Company to Parent on or prior to the date of this Agreement; (d) any adverse changes, events, developments or effects arising out of the announcement of this Agreement or the Company's actions in connection with this Agreement; (e) any changes in any tax laws and regulations or accounting rules; and (f) any adverse changes, events, developments or effects arising from or relating to the matters specifically set forth in Schedule 3.01 hereto.

        SECTION 3.02    Company Subsidiaries; Equity Interests.

        (a)  The letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the "Company Disclosure Letter") lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for such Liens as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)  Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than any such capital stock or other interests with a current book value, in the aggregate, not in excess of $500,000.

        SECTION 3.03    Capital Structure.    The authorized capital stock of the Company consists of 15,000,000 shares of the Company Common Stock and 1,000,000 shares of preferred stock, no par value ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). No shares of the Company Preferred Stock are issued and outstanding or reserved for issuance. At the close of business on March 7, 2002, (i) 6,196,362 shares of the Company Common Stock were issued and outstanding, (ii) 915,978 shares of the Company Common Stock were subject to outstanding Stock Options, (iii) 209,629 additional shares of the Company Common Stock were available for issuance pursuant to the Option Plans, and (iv) 77,935 shares of the Company Common Stock were available for issuance under the Company's Employee Stock Purchase Plan. Except as set forth in the Company Disclosure Letter, between March 7, 2002 and the date of this Agreement, the Company has not issued any shares of the Company Capital Stock (other than shares of the Company Common Stock issued upon exercise of Stock Options) or granted or agreed to grant any options to purchase the Company Common Stock. All outstanding shares of the Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote ("Voting Company Debt"). Except as set forth above or in the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts (as defined in Section 3.05(a)), arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt (or to make any payment based on the value of any equity interest in the Company or in any Company Subsidiary) or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

        SECTION 3.04    Authority; Execution and Delivery; Enforceability.

        (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery hereof by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        (b)  The Company's Board of Directors (the "Company Board"), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders, (iii) recommending that the holders of the Company Common Stock accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer (the "Company Recommendation"), (iv) recommending that the Company's shareholders approve this Agreement, if such approval is required, (v) adopting a plan of merger relating to the Merger as required by the MBCA and (vi) directing that such plan of merger be submitted for approval by the Company's shareholders, if necessary. In addition, the Company Board has taken all action necessary to render Chapter 7A and Chapter 7B of the MBCA and Article 10 of the Company's By-laws inapplicable to this Agreement, the Offer, the Merger, the other Transactions and Sub's holding and voting of shares of the Company Common Stock held by Sub after the Offer or acquired upon exercise of the Parent Option. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction. Unless otherwise required by its fiduciary duties (as determined in good faith by a majority of its members after consultation with outside legal counsel to the Company) the Company Board shall not amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Parent or Sub.

        (c)  Unless the Merger can be effected pursuant to Section 450.1711 of the MBCA (in which case no approval of holders of any class or series of the Company Capital Stock is required), the only vote of holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of shares of the Company Common Stock representing a majority of all the votes entitled to be cast thereon (the "Company Shareholder Approval"). The affirmative vote of the holders of the Company Capital Stock, or any of them, is not necessary to consummate any Transaction (including the Offer) other than the Merger.

        (d)  The members of the Company Board have advised the Company that they intend to tender all shares of the Company Common Stock owned by them into the Offer, except for (i) the tender of shares of the Company Common Stock that would subject a member of the Company Board to liability under Section 16(b) under the Exchange Act and (ii) shares of the Company Common Stock which, or with respect to which, any such member of the Company Board acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

        SECTION 3.05    No Conflicts; Consents.

        (a)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, except as set forth in the Company Disclosure Letter or any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)  No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is necessary for the execution, delivery and performance of this Agreement or the consummation of the Transactions by the Company or any Company Subsidiary, other than (i) the filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement relating to any approval of this Agreement by the Company's shareholders (the "Proxy Statement"), (C) any information statement (the "Information Statement") required to be filed in connection with the Offer pursuant to Rule 14f-1 of the Exchange Act, and (D) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions; (iii) the filing of Articles of Merger with the Department of Consumer and Industry Services of the State of Michigan and the Secretary of State of the State of Delaware; (iv) compliance with the rules and regulations of The Nasdaq National Market; and (v) such other items (A) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or (B) as are set forth in the Company Disclosure Letter.

        SECTION 3.06    SEC Documents; Undisclosed Liabilities.    The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2000 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, each as in effect on the date so filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise stated in such financial statements, including the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, except for liabilities incurred in connection with the performance by the Company of its obligations under this Agreement. Except as set forth in the Filed Company SEC Documents, the Company and each of the Company Subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens, except where the failure to have such good or marketable title or the existence of Liens would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.07    Information Supplied.    None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

        SECTION 3.08    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Documents filed pursuant to Section 13(a) of the Exchange Act and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the Company Disclosure Letter, from the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

            (i)    any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

            (ii)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock;

            (iii)  any repurchase by the Company of any Company Capital Stock;

            (iv)  any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Capital Stock, except for issuances of Company Common Stock upon the exercise of Stock Options awarded prior to the date hereof in accordance with their present terms or issued in compliance with Section 5.01(a);

            (v)  (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents or (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents;

            (vi)  any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

            (vii) any material elections with respect to Taxes (as defined in Section 3.09(f)) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

        SECTION 3.09    Taxes.

        (a)  Each of the Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All material Taxes shown to be due on such Tax Returns have been paid and any material Taxes otherwise owed have been paid or provided for in the financial statements in the Filed Company SEC Documents.

        (b)  The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, in writing, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiencies or requests for waiver, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (c)  The Company Disclosure Letter (i) lists the Federal Income Tax Returns filed with respect to the Company and each Company Subsidiary consolidated in such Tax Returns for taxable periods ending on or after December 31, 2000, (ii) sets forth the approximate date they were filed, and (iii) indicates which of them have been audited by the United States Internal Revenue Service.

        (d)  There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by, or has any liability, other than liability provided for in the financial statements contained in the Filed Company SEC Documents, under, any Tax sharing or Tax indemnification agreement, not including (i) any such agreement solely among members of the Company's consolidated group and (ii) any such agreement which is part of a commercial contract such as a lease.

        (e)  Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code")) in conjunction with the Merger.

        (f)    No written claim has ever been made by a taxing authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction and no audit or other proceeding is pending in such jurisdiction which is reasonably expected to lead to the assertion of such a claim.

        (g)  Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was either the Company or a corporation acquired by the Company), or (ii) has any liability for the Taxes of any Person (other than the members of the Company's consolidated group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor. Neither the Company nor any Company Subsidiary otherwise has any liability for material Taxes of any Person (other than members of the Company's consolidated group), other than any such material Taxes provided for in the financial statements contained in the Filed Company SEC Documents or incurred in the ordinary course of business after the date of such financial statements pursuant to a commercial contract such as a lease.

        (h)  Except as disclosed in the Company Disclosure Letter, no federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by the Company or any Company Subsidiary.

        (i)    No power of attorney granted by the Company or any Company Subsidiary is currently in force with respect to any matter relating to Taxes of the Company. There are no outstanding (or pending) requests by the Company or any Company Subsidiary for rulings, determination letters or similar administrative pronouncements which, if issued by any taxing authority would be binding upon the Company or any Company Subsidiary after the Closing Date.

        (j)    Neither the Company nor any Company Subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code. Neither the Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company and the Internal Revenue Service has not proposed an adjustment or change in accounting method. No property owned by the Company or any Company Subsidiary is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168 of the Code. The Company and each Company Subsidiary has adequately disclosed on their respective federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

        (k)  The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (l)    Except as disclosed in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of, nor is the Company or any Company Subsidiary obligated to make a payment that would constitute, an "excess parachute payment" within the meaning of Section 280G of the Code.

        (m)  For purposes of this Agreement:

          "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

        SECTION 3.10    Absence of Changes in Benefit Plans.    Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, from the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan (as defined in Section 3.11). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, (i) as of the date of this Agreement, there are not any employment, consulting, indemnification, personal service, change in control, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of, or independent contractor with respect to, the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy and (ii) from the date of the most recent financial statements included in the Filed Company SEC Documents, none of such agreements or arrangements have been amended.

        SECTION 3.11    ERISA Compliance; Excess Parachute Payments.

        (a)  The Company Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and any severance, change in control, deferred compensation, or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase and restricted stock plan, program, agreement, arrangement or policy (collectively "Employee Plans") entered into, maintained, or contributed to, by the Company for the benefit of any current or former employees, officers or directors of, or independent contractor with respect to, the Company (or under which the Company has any current potential liabilities or obligations) (the "Company Employee Plans"). The Employee Plans entered into, maintained or contributed to, by any Company Subsidiary for the benefit of any current or former employees, officers or directors of, or independent contract with respect to, any Company Subsidiary (or under which any Company Subsidiary has any current potential liabilities or obligations) are not, individually or in the aggregate, material to the Company and the Company Subsidiaries considered as a whole (collectively, the "Company Subsidiaries' Employee Plans" and together with the Company Pension Plans and the Company Employee Plans, the "Company Benefit Plans"). The Company has delivered or made available to Parent complete and correct copies of (i) each Company Pension Plan and Company Employee Plan (or, in the case of any unwritten Company Employee Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service or the U.S. Department of Labor with respect to each Company Pension Plan and Company Employee Plan (if any such report was required), (iii) the most recent summary plan description for each Company Pension Plan and Company Employee Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Pension Plan or Company Employee Plan. The Company, each Company Subsidiary, and each Company Benefit Plan and, to the knowledge of the Company, each officer of the Company or a Company Subsidiary is in substantial compliance in all material respects with all applicable provisions of ERISA, the Code and all other applicable U.S. and non-U.S. laws, rules and regulations relating to any benefits, compensation or employment matters, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)  Each Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, except where the failure to be so qualified or exempt would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent a complete and correct copy of each determination letter from the Internal Revenue Service to the effect that each such Company Pension Plan is qualified and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened.

        (c)  None of the Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, except where such deficiency would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has not been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years that would result in a liability that would have a Company Material Adverse Effect. None of the Company Pension Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA.

        (d)  Set forth in the Company Disclosure Letter is the Company's most recent calculation of the estimated maximum amount that could be paid to each of the persons listed in the Company Disclosure Letter (including all of the employees who are party to an individual agreement with the Company containing change-in-control provisions) as a result of the Merger and other Transactions under all employment, severance and termination agreements, other compensation arrangements and the Company Benefit Plans currently in effect.

        SECTION 3.12    Litigation.    Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.13    Compliance with Applicable Laws.

        (a)  Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, the Company and Company Subsidiaries are in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law, except for such instances of noncompliance that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)  Except as disclosed in the Filed Company SEC Documents or the Company Disclosure Letter,

          (i)    the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and the Company and each of the Company Subsidiaries hold, and are in compliance with, all permits, licenses and other authorizations required to conduct their respective businesses under Environmental Laws, except for the failure to hold or comply with such permits, licenses and other authorizations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (ii)  neither the Company nor any of the Company Subsidiaries has (A) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties or any other properties, other than in a manner that complies with Environmental Laws or that has not had and would not reasonably be expected to have, in all such cases taken individually or in the aggregate, a Company Material Adverse Effect, or (B) any knowledge of the presence of any Hazardous Substances on, under or at any of the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties or any other property arising from the Company's or any of the Company Subsidiaries' currently or formerly owned, leased or operated properties, other than in a manner that has not had and would not reasonably be expected to have, in all such cases taken individually or in the aggregate, a Company Material Adverse Effect; and

          (iii)  neither the Company nor any of the Company Subsidiaries has received any written notice of any violation or any other enforcement proceeding, investigation, action, suit or claim under Environmental Laws that has been asserted, or is pending or, to the knowledge of the Company and the Company Subsidiaries, threatened, that would reasonably be expected to result in (A) fines or penalties, (B) any obligation on the part of the Company to undertake supplemental environmental projects or comparable mitigative environmental measures, (C) any obligation on the part of the Company to install emission or pollution control devices, (D) any restrictions on operations or production at any of the facilities owned, leased or operated by the Company or any of the Company Subsidiaries, including the temporary or permanent shutdown of any such facility, or (E) the placement of a Lien upon any of the Company's or the Company Subsidiaries' properties, in any such case that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)  Except as disclosed in the Filed SEC Documents or in the Company Disclosure Letter, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to any Transaction, including any requirement to modify or transfer any permit or license, file any notice or other submission with any Governmental Entity, place any notice, acknowledgment or covenant in any land records, or modify or provide notice under any agreement, consent order or consent decree.

        (d)  For purposes of this Agreement, (i) "Environmental Laws" means any applicable Federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or legally enforceable requirement of any Governmental Entity in effect as of the Closing Date relating to: (A) protection or restoration of the environment, human health (to the extent relating to the environment or exposure to Hazardous Substances) or protection of or damage to natural resources and endangered species, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure to Hazardous Substances, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (ii) "Hazardous Substance" means (A) any hazardous, toxic, radioactive, explosive or flammable material, chemical, waste or substance or (B) any petroleum product or by-product, asbestos containing material or any other material, chemical, waste or substance that is harmful to human health or the environment.

        SECTION 3.14    Brokers; Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger, and such other Transactions (including the fees of Credit Suisse First Boston Corporation and the estimated fees of the Company's legal counsel are set forth in the Company Disclosure Letter. A complete and accurate copy of the Credit Suisse First Boston Corporation engagement letter has been provided to Parent.

        SECTION 3.15    Opinion of Financial Advisor.    The Company has received the written opinion of Credit Suisse First Boston Corporation (a complete and accurate copy of which will be promptly delivered to Parent by the Company), to the effect that, as of the date hereof, based upon and subject to the matters set forth therein and as of the date thereof, the Offer Price and the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent and Sub) in the Offer and the Merger, respectively, is fair, from a financial point of view, to such holders.

        SECTION 3.16    Labor Matters.    There are no collective bargaining or other labor union contracts to which the Company or any of Company Subsidiary is a party applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is currently being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened, which may interfere with the respective business activities of the Company or any of the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or, to the knowledge of the Company, threatened.

        SECTION 3.17    Filed Contracts.    As of the date of this Agreement, there are no Contracts that are required to be filed as exhibits to the Company SEC Documents and are not so filed. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.18    Contracts.    Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by:

        (a)  any employment or consulting agreement, contract or commitment with any officer, director or employee, other than those that are terminable by the Company or the applicable Company Subsidiary on no more than thirty (30) days' notice without liability or financial obligation to the Company or the applicable Company Subsidiary;

        (b)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c)  any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software or hardware products in the ordinary course of business;

        (d)  any agreement, contract or commitment currently in force (i) relating to the disposition or acquisition by the Company or any Company Subsidiary after the date of this Agreement of assets with a value in excess of $500,000 not in the ordinary course of business or (ii) pursuant to which the Company or any Company Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

        (e)  any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by the Company or any Company Subsidiary or extension of credit to the Company or any Company Subsidiary, other than such mortgages, indentures, loans, credit agreements, security agreements or other agreements or instruments, or extensions of credit that, individually or in the aggregate, do not relate to amounts in excess $100,000;

        (f)    any Contract that limits or restricts the Company or any Company Subsidiary, or to the Company's knowledge, any of its officers or key employees, from engaging in any business and any contracts or agreements that limit or restrict anyone from competing with the Company or any Company Subsidiary;

        (g)  any Contract or commitment requiring the Company to register the resale of its capital stock or securities under federal or state securities laws;

        (h)  any material powers of attorney or comparable delegations of authority granted by Company;

        (i)    any Contract or commitment for capital expenditures having a remaining balance in excess of $500,000;

        (j)    any lease with respect to any property, real or personal, whether as lessor or lessee that requires an annual payment in excess of $500,000; and

        (k)  any Contract or commitment with any director, officer or shareholder of Company or any Company Subsidiary.

        Neither the Company nor any Company Subsidiary, nor to the Company's knowledge, any other party to a Contract, is in breach, violation or default under, and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Contract in such a manner as would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        SECTION 3.19    Intellectual Property.

        (a)  Except as set forth in the Company Disclosure Letter, the Company and each of the Company Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, algorithms, processes and computer software programs or applications ("Intellectual Property") that are used in the business of the Company or any of the Company Subsidiaries as currently conducted, other than such Intellectual Property the loss of use of which would not have a Company Material Adverse Effect.

        (b)  The Company Disclosure Letter lists (i) all material patents and patent applications, registered trademarks, trade names and service marks and registered copyrights and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, and (ii) all licenses and other agreements which require annual payments in excess of $100,000 as to which the Company or any Company Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property of the Company or any Company Subsidiary and all material licenses and other agreements as to which the Company or any Company Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of the Company or any Company Subsidiary that is material to its business, except for commercially available software used by the Company or any Company Subsidiary in the ordinary course of business.

        (c)  To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any Company Subsidiary, or any Intellectual Property rights of any third party to the extent licensed by or through the Company or any Company Subsidiary, by any third party, except for such unauthorized use, disclosure, infringement or misappropriation that has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)  To the knowledge of the Company, neither the Company nor any Company Subsidiary is in breach of any license or other agreement relating to the Intellectual Property of the Company or Third Party Intellectual Property Rights, except for such breaches which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (e)  Neither the Company nor any Company Subsidiary (i) has been a party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party. To the knowledge of the Company, the design, development, distribution, marketing, licensing or sale of products or services of the Company and Company Subsidiaries does not infringe on any patent, trademark, service mark or copyright of any third party.

        (f)    The Company or a Company Subsidiary has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Intellectual Property of the rights to such contributions that the Company or a Company Subsidiary does not already own by operation of law, except such assignments or work for hire agreements of which the failure to obtain have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (g)  The Company and each Company Subsidiary reasonably believes it has taken reasonable steps to protect its rights in its confidential information and trade secrets that it wishes to protect.

        SECTION 3.20    Restrictions on Business Activities.    There is no Judgment binding upon the Company or any Company Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by the Company or any Company Subsidiary as presently conducted.

        SECTION 3.21    Transactions with Affiliates.    Except as set forth in the Company Disclosure Letter or in the Filed Company SEC Documents, no director, officer or other affiliate or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any Company Subsidiary or, to the Company's knowledge, any person with whom any such director, officer or other affiliate or associate has any direct or indirect relation by blood, marriage or adoption, not more remote than first cousin, or, to the Company's knowledge, any entity in which any such director, officer or other affiliate or associate, owns more than a 5% beneficial interest has any interest in (i) any Contract, arrangement or understanding with the Company or any Company Subsidiary, or relating to the business or operations of Company or any Company Subsidiary, (ii) any loan, arrangement, understanding or Contract for or relating to indebtedness of the Company or any Company Subsidiary, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary.

ARTICLE IV

Representations and Warranties of Parent and Sub

        Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

        SECTION 4.01    Organization, Standing and Power.    Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except for failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions (a "Parent Material Adverse Effect").

        SECTION 4.02    Sub.

        (a)  Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        (b)  The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

        SECTION 4.03    Authority; Execution and Delivery; Enforceability.    Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. No vote of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Offer, the Merger or the other Transactions. Parent, as sole shareholder of Sub, has approved the Offer, the Merger, this Agreement and the Transactions. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        SECTION 4.04    No Conflicts; Consents.

        (a)  The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the charter or organizational documents of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b)  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement or the consummation of the Transactions by Parent or Sub, other than (i) filings under the HSR Act; (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Section 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions; (iii) the filing of Articles of Merger with the Department of Consumer and Industry Services of the State of Michigan and the Secretary of State of the State of Delaware; (iv) compliance with the rules and regulations of the New York Stock Exchange; and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.05    Information Supplied.    None of the information supplied or to be supplied by Parent or Sub expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and the Offer shall comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

        SECTION 4.06    Brokers.    No broker, investment banker, financial advisor or other person, other than Needham & Company, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

        SECTION 4.07    Financing.    At the expiration of the Offer and the Effective Time, Parent and Sub will have available all of the funds necessary for the acquisition of shares of Company Common Stock to be purchased pursuant to the Offer and the Merger.

ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01    Conduct of Business.

        (a)    Conduct of Business by the Company.    Except for matters set forth in the Company Disclosure Letter or permitted or expressly contemplated by this Agreement or consented to in writing by Parent, from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees and (iii) preserve the goodwill of those customers, suppliers, licensors, licensees, distributors and others having material business dealings with them. The Company shall cause its Employee Stock Purchase Plan to be suspended effective April 1, 2002. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise permitted or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii)  issue, deliver, sell or grant (A) any shares of the Company Capital Stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, or any similar stock, rights or units, other than the issuance of the Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

          (iii)  amend its articles of incorporation, by-laws or other comparable charter or organizational documents (other than any amendment to the Company By-laws to exempt the acquisition of shares of the Company Capital Stock from the applicability of Sections Chapter 7A or 7B of the MBCA or Article 10 of the Company's By-laws);

          (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases in the ordinary course of business consistent with past practice;

          (v)  (A) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (C) enter into, amend or terminate any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or other union agreement or the Company Benefit Plan, except as required by applicable Law or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or the Company Benefit Plan;

          (vi)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP, SEC accounting rules and regulations or applicable Law;

        (vii)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

        (viii)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than any Company Subsidiary), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

          (ix)  make or agree to make any new capital expenditures that in the aggregate are in excess of $100,000;

          (x)  make any material Tax election or settle or compromise any material Tax liability or refund other than in the ordinary course of business consistent with past practice;

          (xi)  (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents, incurred in the ordinary course of business consistent with past practice or incurred pursuant to or in connection with this Agreement, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement in favor of the Company to which the Company or any Company Subsidiary is a party or (D) other than in the ordinary course of business consistent with past practice, enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

        (xii)  make any individual or series of related payments outside the ordinary course of business, other than with respect to items specifically covered by other subclauses of this Section 5.01(a), in excess of $100,000;

        (xiii)  incur or enter into any Contract outside the ordinary course of business, other than with respect to items specifically covered by other subclauses of this Section 5.01(a), in excess of 100,000; or

        (xiv)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)    Other Actions.    The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) subject to Section 8.01(f), any condition to the Offer set forth in Exhibit A or any condition to the Merger set forth in Article VII not being satisfied.

        (c)    Advice of Changes.    The Company shall promptly advise Parent orally and in writing of any change or event that has, since December 31, 2001, or would reasonably be expected to have a Company Material Adverse Effect.

        SECTION 5.02    No Shopping.    (a) Until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its officers, directors, agents, financial advisers, attorneys, accountants or other representatives to, directly or indirectly, solicit, initiate or encourage submission of proposals or offers from any person (other than Parent or Sub or their affiliates) relating to, or that could reasonably be expected to lead to, a Business Combination or participate in any negotiations or discussions regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Business Combination, other than to advise such person of the existence and content of this Section 5.02; provided, however, that the Company may, in response to an unsolicited written proposal from a third party with respect to a Business Combination that the Company Board determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, is a Superior Proposal, (i) furnish access and information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, only if the Company Board determines, in its good faith judgment after consultation with its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Company Board under applicable Law and (ii) take and disclose to the Company's shareholders a position with respect to another Business Combination proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act. Prior to furnishing any non-public information to, entering into negotiations with, or accepting a Superior Proposal from, such third party, the Company will (x) provide prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (y) receive from such third party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such third party than the terms contained in the Letter Agreement, dated February 25, 2002, between the Company and Parent (the "Confidentiality Agreement"). The Company will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiations with any parties conducted heretofore by the Company or any of its representatives with respect to any Business Combination.

        (b)  Except as expressly permitted by this Section 5.02(b), neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the Company Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, a Business Combination or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Business Combination. Notwithstanding the foregoing, in response to an unsolicited Business Combination proposal from a third party, if the Company Board determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (i), (ii) or (iii) above would constitute a breach of the fiduciary duties of the Company's Board of Directors under applicable Law, the Company's Board of Directors may (x) withdraw or modify the Company Recommendation, approve or recommend a Business Combination or cause the Company to enter into a Business Combination or engage in any of the other activities described in clauses (i), (ii) or (iii) above and (y) negotiate with a third party with respect to such Business Combination proposal and, subject to the Company having paid to Parent the fees within the time frame described in Section 8.03 (as a condition subsequent) and having entered into a definitive agreement with respect to such Business Combination proposal, terminate this Agreement pursuant to Section 8.01(f); provided, however, that prior to entering into a definitive agreement with respect to a Business Combination proposal, the Company shall give Parent at least five day's notice thereof, and shall cause its respective financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, further, that if the Company and Parent are unable to reach an agreement on such adjustments within five days after such notice from the Company, the Company may enter into such definitive agreement, subject to the provisions of Article VIII.

        (c)  The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the material terms and conditions of any such offer or proposal and the identity of the person making it), within 48 hours of the receipt thereof, shall use all reasonable efforts to keep Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent prompt advance notice of the first delivery of non-public information to such person. If any such inquiry, offer or proposal is in writing, the Company shall promptly deliver to Parent a copy of such inquiry, offer or proposal.

        (d)  For purposes of this Agreement, (i) "Business Combination" means (other than the transactions contemplated by this Agreement) (A) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its subsidiaries, (B) acquisition in any manner, directly or indirectly, of a material interest in any Company Capital Stock or Voting Company Debt of, or a material equity interest in the assets of, the Company or any of its subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company, or (C) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of the Company or any Company Subsidiary and (ii) "Superior Proposal" means a proposed Business Combination involving at least 50% of the shares of the Company Capital Stock or a material portion of the assets of the Company that the Company Board determines, after consulting with the Company's financial advisors and outside counsel, is financially superior to the transactions contemplated hereby and it appears that the party making the proposal is reasonably likely to have the funds necessary to consummate the Business Combination.

        SECTION 5.03    Actions of Company Board.    Neither the Company Board nor any committee thereof shall (i) take any action that would result in the holders of the Company Capital Stock no longer being legally capable under the MBCA of validly approving the Merger or this Agreement or (ii) adopt any amendment to the Company Charter or the Company By-Laws or any resolution or take any other action that would have the effect of rescinding the actions taken to render Chapter 7A and Chapter 7B of the MBCA or Article 10 of the Company's By-laws inapplicable to the Offer, the Merger and the other Transactions.

ARTICLE VI

Additional Agreements

        SECTION 6.01    Preparation of the Proxy Statement; Shareholders Meeting.

        (a)  If the approval of this Agreement by the Company's shareholders is required by Law, as soon as reasonably practicable following the expiration and consummation of the Offer, the Company and Parent shall, at Parent's request, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as reasonably practicable prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Subject to the foregoing, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after filing with the SEC.

        (b)  If the approval of this Agreement by the Company's shareholders is required by Law, at Parent's request, as soon as reasonably practicable following the expiration and consummation of the Offer, the Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each series of the Company Capital Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration and consummation of the Offer without a shareholders meeting in accordance with Sections 450.1711 and 450.1735 of the MBCA.

        (c)  Parent shall cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Parent, Sub or any other subsidiary of Parent to be voted in favor of this Agreement and the Transactions.

        SECTION 6.02    Access to Information.    Subject to applicable Law, upon reasonable prior notice, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. No information or knowledge obtained pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent will hold any information provided under this Section 6.02 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

        SECTION 6.03    Commercially Reasonable Efforts; Notification.

        (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities that may be required under the HSR Act or otherwise) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, Parent agrees to give the Company reasonable notice of any meetings prior to the Closing Date with any Governmental Entity regarding the Transactions and the Company, at its option, may have representatives at such meetings. In addition, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

        (b)  The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 6.04    Indemnification.

        (a)  Parent shall, and shall cause the Surviving Corporation to, honor, to the fullest extent permitted by applicable Law, all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the present or former directors or officers of the Company and the Company Subsidiaries and to advance expenses to them for acts or omissions by such directors and officers occurring at or prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time.

        (b)  The Articles of Incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Company Charter and the Company By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

        (c)  For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, at no expense to the beneficiaries, the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual payments for such insurance to the extent such payments exceed 200% of the annual cost as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Cost"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual cost in excess of the Maximum Cost, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual cost equal to the Maximum Cost; provided, however, if such insurance coverage cannot be obtained at all, Parent shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount which, together with all other insurance purchased pursuant to this Section 6.06(c), does not exceed the Maximum Cost. The Company represents to Parent that the Maximum Cost is approximately $170,000.

        (d)  In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 6.04.

        SECTION 6.05    Public Announcements.    Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

        SECTION 6.06    Directors.    Promptly upon the acceptance for payment of, and payment by Sub for, the shares of the Company Common Stock validly tendered pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of the Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of the Company Common Stock otherwise owned by Parent, Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; provided, however, that in the event that Sub's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are Directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, shareholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action reasonably requested by Parent within the Company's powers and necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and the Company shall make such mailing with the mailing of the Schedule 14D-9 Amendment (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above.

        SECTION 6.07    Employee Matters.    (a) Employees of the Surviving Corporation shall be entitled to compensation and incentive arrangements similar to compensation and incentive arrangements offered by Parent to its similarly situated employees and Parent will set aside a pool of 300,000 stock options under Parent's stock option plan for grants of stock options to employees of Surviving Corporation, which stock options will be granted in the sole and absolute discretion of Parent. With respect to any employee of the Surviving Corporation that is terminated without cause, Surviving Corporation shall provide severance pay comparable to that made available to similarly situated employees of Parent terminated without cause.

        (b)  To the extent permitted under applicable Law and the applicable employee benefit plans, Parent shall, or shall cause the Surviving Corporation to, give employees of the Company and Company Subsidiaries at the Effective Time ("Affected Employees") full credit for purposes of eligibility under such employee benefit plans or arrangements maintained by the Parent or the Surviving Corporation in which such Affected Employees participate for such Affected Employees' service with the Company or any Company Subsidiary to the same extent as if the Affected Employees had been employees of Parent during such Affected Employees' service with the Company or any Company Subsidiary.

        (c)  To the extent permitted under applicable Law and the applicable welfare benefit plans, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to any participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans that such Affected Employees are eligible to participate in after the Effective Time.

        SECTION 6.08    Return of Evaluation Materials.    Immediately after the execution and delivery of this Agreement, the Company shall request the return of all confidential information and reports, analyses, compilations, data, studies and other material that contain or otherwise reflect or are generated from such confidential information provided to any third party under any confidentiality or similar agreement, and shall use its reasonable efforts to enforce any "standstill" or similar obligations under all such confidentiality or similar agreements, in each case except the Confidentiality Agreement.

ARTICLE VII

Conditions Precedent

        SECTION 7.01    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    Shareholder Approval.    If required by law, the Company shall have obtained the Company Shareholder Approval.

        (b)    No Statutory Prohibition.    No statute, rule, regulation, legislation or interpretation shall have been enacted, enforced, promulgated, amended or issued which prohibits the completion of the Merger.

        (c)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to a party asserting this condition, such party shall have complied with its obligations under Section 6.03 and shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

        (d)    Offer.    Parent, Sub or their affiliates shall have purchased, or caused to be purchased, shares of Company Common Stock pursuant to the Offer.

ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

        (a)  by mutual written consent of Parent, Sub and the Company, duly authorized by the Board of Directors of such parties;

        (b)  by either Parent or the Company, duly authorized by the Board of Directors of such party:

            (i)  unless the Company Common Stock has been purchased pursuant to the Offer, if the Merger is not consummated on or before September 30, 2002 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

          (ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii)  if the Offer has expired or has been terminated in accordance with the terms set forth in this Agreement (including Exhibit A) without Company Common Stock having been purchased pursuant to the Offer; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement;

        (c)  by Parent, duly authorized by its Board of Directors, prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

        (d)  by Parent, duly authorized by its Board of Directors, if the Company Board or any committee thereof withdraws the Company Recommendation or its approval or recommendation of this Agreement or the Merger (it being understood and agreed that a communication by the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f)(3) under the Exchange Act (or any similar communication to the shareholders of the Company in connection with the commencement of a tender offer or exchange offer) shall not be deemed to constitute a withdrawal of the Company Recommendation or its recommendation of this Agreement or the Merger) or approves or recommends any Business Combination with a person other than Parent and Sub;

        (e)  by the Company, duly authorized by its Board of Directors, prior to the acceptance of shares of the Company Common Stock for payment pursuant to the Offer, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement);

        (f)    by the Company, duly authorized by its Board of Directors, if the Company has entered into or publicly announced its intention to enter into an agreement or an agreement in principle with respect to a Superior Proposal, in strict compliance with Section 5.02 hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(f) shall not be available if (1) the Company has breached any obligation under Section 5.02 hereof, or (2) the Company fails to pay the fee that it is required to pay pursuant to Section 8.03; or

        (g)  by Parent, duly authorized by its Board of Directors, if the Company has entered into or publicly announced its intention to enter into an agreement or an agreement in principle with respect to a Business Combination with a third party other than Parent or Sub, or any person, other than Parent or Sub or any of their affiliates, including a group (as defined under the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more or the voting power of the Company or the outstanding Company Capital Stock.

        SECTION 8.02    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, Section 4.06, Section 4.07, Section 5.03, the last sentence of Section 6.02, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any representation, warranty or covenant set forth in this Agreement.

        SECTION 8.03    Fees and Expenses.

        (a)  In the event that this Agreement is terminated pursuant to:

            (i)  Sections 8.01(d), (f) or (g);

          (ii)  Section 8.01(c) and within twelve months thereafter the Company enters into an agreement with respect to a Business Combination constituting a Superior Proposal (which Business Combination subsequently occurs) or a Business Combination constituting a Superior Proposal occurs involving any party (or any affiliate thereof) (A) with whom the Company (or its agents) had negotiations with a view to a Business Combination constituting a Superior Proposal, (B) to whom the Company (or its agents) furnished information with a view to a Business Combination constituting a Superior Proposal or (C) who had submitted a proposal for a Superior Proposal, in the case of each of clauses (A), (B) and (C), after the date hereof and prior to such termination; or

          (iii)  Section 8.01(b)(i) at a time when (A) the Minimum Tender Condition is not satisfied; (B) there shall be outstanding a publicly announced offer by a third party to complete a Business Combination constituting a Superior Proposal; and (C) no other condition to the Offer is unsatisfied, and within twelve (12) months thereafter the Company enters into an agreement with respect to a Business Combination constituting a Superior Proposal (which Business Combination subsequently occurs) or a Business Combination constituting a Superior Proposal occurs, in either case involving the third party referred to above;

then Parent and Sub would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Sub for such damages, in addition to the Parent Option, the Company shall pay to Parent the amount of $3,000,000 as liquidated damages within five business days (or such lesser time as may be specified herein) following (x) such termination referred to in Section 8.03(a)(i) or (y) the occurrence of the Business Combination which triggers the obligation to make the payment pursuant to Section 8.03(a)(ii) or (iii). Each of the parties hereto acknowledges that the amount to be paid pursuant to this Section 8.03(a), together with the Parent Option, represents liquidated damages and not a penalty and is the sole and exclusive remedy of Parent and Sub with respect to the termination of this Agreement for the reasons set forth in this Section 8.03.

        (b)  Except as specifically provided in this Section 8.03, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

        SECTION 8.04    Amendment.    Subject to applicable Law, this Agreement may be amended by the parties hereto by execution of an instrument in writing signed by all parties; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders.

        SECTION 8.05    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 8.06    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that, notwithstanding anything to the contrary in this Agreement, after the appointment of Sub's designees to the Company Board pursuant to Section 6.06, the approval of a majority of the Independent Directors shall be required for the Company to (i) terminate this Agreement, (ii) exercise or waive any right of the Company under this Agreement, (iii) amend this Agreement or the Company Charter or the Company By-laws in any manner adverse to the holders of the Company Common Stock, (iv) extend the time for performance of any obligation of Parent or Sub under this Agreement, (v) extend or alter the Effective Time or (vi) grant any consent or take any other action with respect to this Agreement other than compliance herewith.

ARTICLE IX

General Provisions

        SECTION 9.01    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as otherwise set forth in Section 8.02, any termination of this Agreement pursuant to Section 8.01. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.02    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Parent or Sub, to

    MSC.Software Corporation
    2 MacArthur Place
    Santa Ana, CA 92707
    Attention: Lou Greco, CFO

    with a copy to:

    O'Melveny & Myers LLP
    400 South Hope Street
    Los Angeles, California 90017
    Attention: Richard A. Boehmer, Esq.

        (b)  if to the Company, to

    Mechanical Dynamics, Inc.
    2300 Traverwood Drive
    Ann Arbor, MI 48105
    Attention: Michael Korybalski, Chairman & CEO

    with a copy to:

    Honigman Miller Schwartz and Cohn LLP
    2290 First National Building
    660 Woodward Avenue
    Detroit, Michigan 48226-3583
    Attention: Samuel T. Stahl, Esq.

        SECTION 9.03    Definitions.

        (a)  For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          The "knowledge" of the Company or any Company Subsidiary means the actual knowledge of any of the executive officers or directors of the Company.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        SECTION 9.04    Interpretation; Disclosure Letter.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter to which such disclosure is clearly relevant.

        SECTION 9.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.06    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, taken together with the Company Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II and Section 6.04, are not intended to confer upon any person other than the parties any rights or remedies; provided that the persons (other than the parties hereto) referred to in the provisions of Article II and Section 6.04 shall be third-party beneficiaries of such provisions if, in the case of Article II, the Offer is consummated and, in the case of Section 6.04, after the Effective Time.

        SECTION 9.08    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that issues involving corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation and issues involving the consummation and effect of the Merger shall be governed by the laws of the States of Michigan and Delaware, as applicable.

        SECTION 9.09    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

MSC.SOFTWARE CORPORATION, a Delaware corporation
By:	/s/ FRANK PERNA, JR.
Name:	Frank Perna, Jr.
Title:	Chairman & CEO
MSC ACQUISITION II CORP., a Delaware corporation
By:	/s/ FRANK PERNA, JR.
Name:	Frank Perna, Jr.
Title:	Chairman & CEO
MECHANICAL DYNAMICS, INC., a Michigan corporation
By:	/s/ MICHAEL E. KORYBALSKI
Name:	Michael E. Korybalski
Title:	Chairman & CEO

EXHIBIT A

Conditions of the Offer

        Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of the Company Common Stock tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition"). The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at the time of the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

        (a)  there shall be pending any suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and the Company Subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and the Company Subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries;

        (b)  the applicable waiting period under the HSR Act has not expired or been terminated;

        (c)  any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other Transaction, in each case by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (d)  except as disclosed in the Filed Company SEC Documents or the Company Disclosure Letter, since the date of the most recent financial statements included in the Filed Company SEC Documents, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect other than any event, change, effect or development to the extent resulting from or relating to the announcement of this Agreement and/or compliance by the Company with the covenants set forth herein;

A-1

        (e)  the Company Board of Directors or any committee thereof shall have withdrawn the Company Recommendation or its approval or recommendation of this Agreement or the Merger or approved or recommended any Business Combination with any person other than Parent and Sub;

        (f)    any of the representations and warranties of the Company in this Agreement (without regard to any materiality qualifications contained therein) shall not be true and correct as of such time (or, to the extent such representations and warranties expressly relates to an earlier date, on and as of such earlier date) and such untruth or incorrectness has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (g)  the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement and such failure has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (h)  this Agreement shall have been terminated in accordance with its terms; or

        (i)    any of the Shareholders Agreements shall not remain in full force and effect;

which, in the good faith judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may (subject to Section 1.01) be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

EXHIBIT B-1

Identified Shareholders

Herbert S. Amster
David E. Cole
Joseph F. Gloudeman
Michael E. Korybalski
Mitchell I. Quain
Robert R. Ryan
David Peralta
Douglas M. Peterson

B-1

QuickLinks

ARTICLE I The Offer and Merger
ARTICLE II Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE III Representations and Warranties of the Company
ARTICLE IV Representations and Warranties of Parent and Sub
ARTICLE V Covenants Relating to Conduct of Business
ARTICLE VI Additional Agreements
ARTICLE VII
ARTICLE VIII
ARTICLE IX
Conditions of the Offer
Identified Shareholders